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Exhibit 99.1

May 06, 2003 04:35 PM US Eastern Time zone

CONSUMER PORTFOLIO SERVICES, INC. REPORTS 2003 FIRST QUARTER EARNINGS; REVENUES AND NET INCOME SHOW CONTINUED STRENGTH

IRVINE, Calif.--(BUSINESS WIRE)--May 6, 2003--Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its first quarter ended March 31, 2003.

For the three months ended March 31, 2003 total revenues increased approximately $9.4 million, or 72%, to $22.5 million, compared to $13.1 million for the three months ended March 31, 2002. Pretax income for the first quarter of 2003 was $2.4 million, compared to a pretax loss of ($6.8 million) for the comparable 2002 period. Net income for the quarter ended March 31, 2003 was $6.3 million, or $0.29 per diluted share, compared to a net loss before extraordinary item of ($981,000), or ($0.05) per diluted share, for the quarter ended March 31, 2002. Diluted shares outstanding were 21.9 million and 19.3 million for the quarters ended March 31, 2003 and 2002, respectively.

"The first quarter results continue to evidence our solid operating performance and the strength of our portfolio. The 2003-A securitization that we completed this past quarter continued our trend of successful execution in the asset backed market," said Charles E. Bradley, President and Chief Executive Officer of Consumer Portfolio Services. "As previously stated, our strategy is to grow our portfolio cautiously, as well as to look for selective acquisition opportunities that will complement our business strategy and supplement our existing portfolio. The recently announced acquisition of TFC Enterprises fits with this strategy, and we look forward to completing the transaction later this month."

Consumer Portfolio Services' managed receivables totaled $595.6 million at March 31, 2003. During the first quarter of 2003, the Company purchased $87.3 million in contracts and completed the $138.1 million CPS Auto Receivables Trust 2003-A securitization. During the same period in 2002, the Company completed one asset backed term securitization of $45.65 million.

Conference Call
---------------
Consumer Portfolio Services announced that it will hold a conference call Wednesday, May 7, 2003, at 1:30 p.m. EST to discuss its quarterly results. Those wishing to participate by telephone may dial-in at (973) 582-2783 approximately 10 minutes prior to the scheduled time.

A replay will be available between May 7, 2003 and May 13, 2003, beginning one hour after conclusion of the call, by dialing (877) 519-4471. The reservation number is 3773584. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.


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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.

Forward-looking statements in this news release include the company's recorded gain on sale and provision for credit losses because these items are dependent on the company's estimates of future losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies, repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions, possible unavailability of qualified personnel, which could adversely affect the company's ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or changes in bankruptcy law, which could adversely affect the company's rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the company's realization upon repossessed vehicles; and economic conditions in geographic areas in which the company's business is concentrated.

Any implication that the results of the most recently completed quarter are indicative of future results is a forward-looking statement. There is no reason to expect that any future period will include a tax benefit similar to the benefit recorded in the most recently completed quarter, and other factors, including those identified above in relation to gain on sale and provision for credit losses, may also affect future performance.

An additional forward-looking statement is the statement that the company "looks forward" to completing its acquisition of TFC Enterprises, Inc. Such acquisition is subject to a number of conditions precedent, none of which are assured, including a favorable vote of the acquired company's stockholders, the consent of the senior lender to Consumer Portfolio Services, Inc., and availability of ongoing contract acquisition financing for the acquired company.



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               Consumer Portfolio Services, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                   Three months ended
                                                       March 31,
                                                   -------------------
                                                     2003       2002
                                                   -------------------
Revenues:
Gain on sale of contracts, net                      $4,555     $1,772
Interest income                                      9,328      7,744
Servicing fees                                       4,602      3,390
Other income                                         4,062        230
                                                   --------  ---------
                                                    22,547     13,136
                                                   --------  ---------
Expenses:
Employee costs                                       8,447      8,462
General and administrative                           4,033      4,404
Interest                                             5,530      4,431
Other expenses                                       2,183      2,614
                                                   --------  ---------
                                                    20,193     19,911
                                                   --------  ---------
Income (loss) before income tax benefit
     and extraordinary item                          2,354     (6,775)
Income tax benefit                                  (3,924)    (5,794)
                                                   --------  ---------
Income (loss) before extraordinary item              6,278       (981)
Extraordinary item, unallocated negative
 goodwill                                                -     17,412
                                                   --------  ---------
      Net income                                    $6,278    $16,431
                                                   ========  =========

Earnings (loss) per share before extraordinary item:
     Basic                                           $0.31     $(0.05)
     Diluted                                          0.29      (0.05)

Earnings per share after extraordinary item:
     Basic                                           $0.31      $0.85
     Diluted                                          0.29       0.85

Number of shares used in computing earnings per share:
     Basic                                          20,270     19,286
     Diluted                                        21,860     19,286


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                     Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                  March 31,  Dec. 31,
                                                    2003       2002
                                                  ---------  ---------

Cash and restricted cash                           $59,238    $51,859
Finance receivables, net                            61,860     84,592
Residual interest in securitizations               127,112    127,170
Other assets                                        25,363     21,827
                                                  ---------  ---------
                                                  $273,573   $285,448
                                                  =========  =========

Accounts payable and other liabilities             $24,515    $27,672
Securitization trust debt                           54,165     71,630
Senior secured debt                                 53,308     50,072
Subordinated debt                                   53,496     53,500
                                                  ---------  ---------
                                                   185,484    202,874
                                                  ---------  ---------

Shareholders' equity                                88,089     82,574
                                                  ---------  ---------
                                                  $273,573   $285,448
                                                  =========  =========






CONSUMER PORTFOLIO SERVICES

Investors:                                                   Media:
Charles E. Bradley                                           Sloane & Company
949/753-6800                                                 Dana Fields
OR                                                           212/446-1878
Sloane & Company
Jenny Lee
212/446-1892